Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 6, 2005, by and between Coastal Banking Company, Inc. ("Coastal"), a corporation organized and existing under the laws of the State of South Carolina, with its principal office located in Beaufort, South Carolina, and First Capital Bank Holding Corporation ("First Capital"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Fernandina Beach, Florida.

Preamble

        The Boards of Directors of First Capital and Coastal are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of First Capital with and into Coastal (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of First Capital shall be converted into the right to receive shares of the common stock of Coastal (except as provided herein). As a result, shareholders of First Capital shall become shareholders of Coastal. The transaction described in this Agreement is subject to the approvals of the shareholders of First Capital, the shareholders of Coastal, the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

        Immediately following the Closing of the Merger, Lowcountry National Bank, a national banking association and wholly owned subsidiary of Coastal ("Lowcountry") will remain in existence under its Articles of Incorporation and Bylaws as in effect immediately prior to the Effective Time as a wholly owned subsidiary of Coastal. First National Bank of Nassau County, a national banking association and wholly owned subsidiary of First Capital ("First National"), will remain in existence under its Articles of Incorporation and Bylaws as in effect immediately prior to the Effective Time as a wholly owned subsidiary of Coastal.

        Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I
TRANSACTION AND TERMS OF MERGER

        1.1    Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, First Capital shall be merged with and into Coastal in accordance with the provisions of Section 33-11-101 of the South Carolina Business Corporation Act of 1988 and Section 607.1101 of the Florida Business Corporation Act. Coastal shall be the Surviving Corporation resulting from the Merger and the separate existence of First Capital shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of First Capital and Coastal.

        1.2    Time and Place of Closing.    The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The place of Closing shall be at the offices of Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

        1.3    Effective Time.    The Merger contemplated by this Agreement shall become effective on the date (the "Effective Date") and at the time that the Articles of Merger are filed with the Department of State of Florida and the Secretary of State of South Carolina. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of each Party, voting separately, approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the chief executive officers of each Party.

        1.4    Execution of Support Agreements.    Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of each Party shall have executed and delivered to the other Party a Support Agreement in substantially the form attached hereto as Exhibit A (for the executive officers and directors of First Capital) or Exhibit A-1 (for the executive officers and directors of Coastal).

ARTICLE 2
TERMS OF MERGER

        2.1    Articles of Incorporation.    The Articles of Incorporation of Coastal in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

        2.2    Bylaws.    The Bylaws of Coastal in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

        2.3    Directors of Coastal.    Upon the Effective Time, Coastal shall have 12 directors determined as follows:

          (a)   Immediately prior to the Effective Time, all but six directors of Coastal will resign as directors of Coastal. The remaining directors shall be Randolph C. Kohn, Ladson F. Howell, Dennis O. Green, James W. Holden, James C. Key, and Robert B. Pinkerton. Such remaining directors shall be apportioned evenly among Class I, Class II, and Class III directors. It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth this subsection cease to be a director of Coastal prior to date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees; and

          (b)   Six of the resulting vacancies on the board of directors of Coastal will be filled by those six nominees designated by the board of directors of First Capital such that two nominees will fill Class I vacancies, two nominees will fill Class II vacancies, and two nominees will fill Class III vacancies. The nominees shall be Ron Anderson, Christina H. Bryan, Suellen Rodeffer Garner, Robert L. Peters, Michael G. Sanchez, and Edward E. Wilson. It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth in this subsection cease to be a director prior to the date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees.

          (c)   It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that a majority of the directors set forth in Section 2.3(a) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders and a majority of the directors set forth in Section 2.3(b) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders, so long as the nominations are reasonably acceptable to the nominating committee;

          (d)   It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that following the Merger and at least through the day immediately preceding the 2007 Coastal annual meeting of shareholders, the Chairman of the Board of Coastal shall be elected by a vote of a majority of the directors of Coastal then in office, provided that in the case of a tie vote, the Chairman of the Board of Costal should be nominated by the directors set forth in Section 2.3(b) of this Agreement and, so long as the nominee is reasonably acceptable to the remaining board members, the full board will vote in favor of such nominee to serve as Chairman.

        2.4    Directors of Lowcountry and First National.    From and after the Effective Time, the current boards of directors of Lowcountry and First National shall remain intact except that each bank will increase its number of members by one and Michael G. Sanchez will be appointed to serve as a director of Lowcountry and Randolph C. Kohn will be appointed to serve as a director of First National.

        2.5    Officers.    From and after the Effective Time, the officers of Coastal, First Capital, Lowcountry, and First National shall be as follows:

    (a)
    Randolph C. Kohn, chief executive officer of Coastal and president and chief executive officer of Lowcountry;

    (b)
    Michael G. Sanchez, president of Coastal and president and chief executive officer of First National;

    (c)
    James L. Pate, III, chief financial officer of Coastal, Lowcountry, and First National; and

    (d)
    Timothy S. Ayers, chief operating officer of Coastal, Lowcountry, and First National.

ARTICLE 3
MANNER OF CONVERTING SHARES

        3.1    Conversion of Shares.    Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a)   Each share of Coastal Common Stock issued and outstanding immediately prior to the Effective Time excluding shares held by Coastal shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of the Agreement shall remain issued and outstanding from and after the Effective Time; and

          (b)   Subject to adjustment as outlined below and the conditions set forth herein, each share of First Capital Common Stock issued and outstanding at the Effective Time (excluding shares held by Coastal or any of its Subsidiaries or by First Capital, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by First Capital shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) shall be exchanged for 1.054 shares of Coastal Common Stock. The aggregate number of shares of Coastal Common Stock issuable pursuant to the immediately preceding sentence is sometimes hereinafter referred to as the "Merger Consideration."

          (c)   As of the Effective Time, each share of First Capital Common Stock as set forth in Section 3.1(b) of this Agreement shall cease to be outstanding and each holder of a certificate representing any such shares of First Capital Common Stock shall cease to have any rights with respect thereto, except the right to receive such holders' pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of Coastal Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 4.1 of this Agreement, without interest.

        3.2    Anti-Dilution Provisions.    In the event First Capital or Coastal changes the number of shares of First Capital Common Stock or Coastal Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

        3.3    Shares Held by First Capital or Coastal.    Each of the shares of First Capital Common Stock held by First Capital or by any Coastal Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

        3.4    Dissenting Shareholders.    Each holder of shares of First Capital Common Stock or Coastal Common Stock, as the case may be, shall be entitled to exercise dissenters' rights of appraisal in accordance with and as contemplated by Sections 607.1301 et seq. of the Florida Business Corporation Act and Sections 33-13-101 et seq. of the South Carolina Business Corporation Act of 1988. Any holder of shares of First Capital Common Stock or Coastal Common Stock, as the case may be, who perfects his dissenter's right of appraisal shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions set forth above and surrendered to the appropriate Party the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of First Capital fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Coastal shall issue and deliver the consideration, to which such holder of shares of the common stock of First Capital is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of First Coastal held by him. In the event that after the Effective Time a dissenting shareholder of Coastal fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Coastal shall not be obligated to take any action with respect to such holder.

        3.5    Fractional Shares.    Notwithstanding any other provision of this Agreement, each holder of shares of First Capital Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Coastal Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Coastal Common Stock multiplied by the market value of one share of Coastal Common Stock at the Effective Time. The market value of one share of Coastal Common Stock at the Effective Time shall be calculated based on the 10-day average closing price of Coastal Common Stock on the OTCBB immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

        3.6    Conversion of Stock Options and Stock Appreciation Rights.

          (a)   At the Effective Time, all rights with respect to First Capital Common Stock pursuant to stock options (the "First Capital Options") granted by First Capital under the First Capital Bank Holding Corporation 1999 Stock Incentive Plan (the "First Capital Option Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Coastal Common Stock, and Coastal shall assume each First Capital Option in accordance with the terms of the First Capital Option Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each First Capital Option assumed by Coastal may be exercised solely for shares of Coastal Common Stock, (ii) the number of shares of Coastal Common Stock subject to each First Capital Option shall be equal to the product of the number of shares of First Capital Common Stock subject to such First Capital Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such First Capital Option shall be adjusted by dividing the per share exercise price under each such First Capital Option by the Exchange Ratio and rounding down to the nearest cent. First Capital agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

          (b)   At the Effective Time, all interests with respect to stock appreciation rights (the "First Capital SARs") granted by First Capital under the First Capital Phantom Stock Appreciation Rights Plan (the "First Capital SAR Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become interests with respect to Coastal Common Stock, and Coastal shall assume each First Capital SAR in accordance with the terms of the First Capital SAR Plan and phantom stock appreciation rights agreement by which it is evidenced. From and after the Effective Time, (i) the number of shares of Coastal Common Stock subject to each First Capital SAR shall be equal to the product of the number of shares of First Capital Common Stock subject to such First Capital SAR immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share fair market value under each such First Capital SAR (as defined in phantom stock appreciation rights agreement by which it is evidenced) shall be adjusted by dividing the per share fair market value under each such First Capital SAR by the Exchange Ratio and rounding down to the nearest cent. First Capital agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

          (c)   All restrictions or limitations on transfer with respect to First Capital Common Stock awarded under the First Capital Option Plan or any other plan, program, or arrangement of any First Capital Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Coastal Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

          (d)   Shares of Coastal Common Stock to be issued upon exercise of First Capital Options shall be the subject of a timely filed and effective Form S-8 registration statement covering such shares.

ARTICLE 4
EXCHANGE OF SHARES

        4.1    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, Coastal's exchange agent shall mail to the former shareholders of First Capital appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First Capital Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent). After the Effective Time, each holder of shares of First Capital Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the exchange agent and shall as soon as reasonably practicable after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of First Capital Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Coastal Common Stock to which such holder may be otherwise entitled (without interest). Coastal shall not be obligated to deliver the consideration to which any former holder of First Capital Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of First Capital Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of First Capital Common Stock so surrendered shall be duly endorsed as Coastal may require. Any other provision of this Agreement notwithstanding, Coastal shall not be liable to a holder of First Capital Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

        4.2    Rights of Former Shareholders.    At the Effective Time, the stock transfer books of First Capital shall be closed as to holders of First Capital Common Stock immediately prior to the Effective Time, and no transfer of First Capital Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of First Capital Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of First Capital shall be entitled to vote after the Effective Time at any meeting of Coastal shareholders the number of whole shares of Coastal Common Stock into which their respective shares of First Capital Common Stock are converted, regardless of whether such holders have exchanged their certificates representing First Capital Common Stock for certificates representing Coastal Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Coastal on the Coastal Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Coastal Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First Capital Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such First Capital Common Stock certificate, both the Coastal Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FIRST CAPITAL

        First Capital represents and warrants to Coastal, except as set forth in the First Capital Disclosure Letter, as follows:

        5.1    Organization, Standing, and Power.    First Capital is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida and is a bank holding company within the meaning of the BHC Act. First National is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America. Each of First Capital and First National has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of First Capital and First National is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. First National is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by First National are insured by the FDIC's Bank Insurance Fund to the maximum extent provided by law.

        5.2    Authority of First Capital; No Breach By Agreement.

        (a)   First Capital has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger by First Capital's shareholders in accordance with this Agreement and the Florida Business Corporation Act, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Capital, subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of First Capital Common Stock. Subject to the Consents of Regulatory Authorities and shareholder approval, this Agreement represents a legal, valid, and binding obligation of First Capital, enforceable against First Capital in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by First Capital, nor the consummation by First Capital and First National of the transactions contemplated hereby, nor compliance by First Capital and First National with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Capital's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Capital Company under, any Contract or Permit of any First Capital Company or, (iii) subject to receipt of the requisite Consents violate any Law or Order applicable to any First Capital Company or any of their respective Assets.

        (c)   No notice to, filing with, or Consent of any public body or authority is necessary for the consummation by First Capital of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital.

        5.3    Capital Stock.

        (a)   The authorized capital stock of First Capital consists only of 10,000,000 shares of First Capital Common Stock, of which 1,182,700 shares are issued and outstanding as of the date of this Agreement, 1,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, 86,400 shares of First Capital Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the First Capital Option Plan. All of the issued and outstanding shares of capital stock of First Capital are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of First Capital has been issued in violation of any preemptive rights of the current or past shareholders of First Capital.

        (b)   Except as specifically set forth in this Section, there are no shares of capital stock or other equity securities of First Capital outstanding and there are no outstanding options, warrants, scrip, stock appreciation rights, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of First Capital or contracts, commitments, understandings, or arrangements by which First Capital is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

        5.4    First Capital's Subsidiaries.

        (a)   The First Capital Disclosure Letter sets forth with respect to each First Capital Company its name, its jurisdiction of incorporation, First Capital's percentage ownership, the number of shares of stock owned or controlled by First Capital, and the name and number of shares held by any other person who owns any stock of the First Capital Company. First Capital owns of record and beneficially all the capital stock of each First Capital Company free and clear of any Liens. There are no contracts, commitments, agreements, or understandings relating to First Capital's right to vote or dispose of any equity securities of the First Capital Companies. First Capital's ownership interest in each First Capital Company is in compliance with all applicable laws, rules, and regulations relating to equity investments by bank holding companies or national banking associations.

        (b)   Each First Capital Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease, and operate its properties, and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary.

        (c)   The outstanding shares of capital stock of each First Capital Company have been validly authorized and are validly issued, fully paid, and nonassessable. No shares of capital stock of any First Capital Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock, or any other debt or equity security of any First Capital Company, and there are no contracts, commitments, agreements, or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any First Capital Company or options, warrants, or other rights with respect to such securities.

        5.5    Exchange Act Filings; Financial Statements.

        (a)   First Capital has timely filed and made available to Coastal all SEC Documents required to be filed by First Capital since December 31, 2000. The First Capital SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First Capital SEC Documents or necessary in order to make the statements in such First Capital SEC Documents not misleading. First Capital has made available to Coastal all comment letters received by First Capital from the staffs of the SEC and the OCC and all responses to such comment letters by or on behalf of First Capital with respect to all filings under the Securities Laws. First Capital's principal executive officer and principal financial officer (and First Capital's former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the First Capital SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither First Capital nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No First Capital Company is required to file any reports under the Exchange Act.

        (b)   Each of the First Capital Financial Statements (including, in each case, any related notes) contained in the First Capital SEC Documents, including any First Capital SEC Documents filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the Exchange Act, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), and fairly presented the financial position of First Capital and each First Capital Company as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and were certified to the extent required by the Sarbanes-Oxley Act.

        (c)   First Capital's independent public accountants, which have expressed their opinion with respect to the First Capital Financial Statements included in the First Capital SEC Documents (including the related notes), are and have been throughout the periods covered by such First Capital Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) "independent" with respect to First Capital within the meaning of Regulation S-X and (z) with respect to First Capital, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 5.5 of the First Capital Disclosure Letter lists all non-audit services preformed by First Capital's independent public accountants for First Capital and each First Capital Company.

        (d)   First Capital maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning First Capital and each First Capital Company is made known on a timely basis to the individuals responsible for the preparation of the First Capital SEC Documents.

        5.6    Absence of Undisclosed Liabilities.    No First Capital Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any First Capital Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First Capital as of December 31, 2004 included in the First Capital Financial Statements or reflected in the notes thereto. No First Capital Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital.

        5.7    Absence of Certain Changes or Events.    Since December 31, 2004, except as disclosed in the First Capital Financial Statements or as disclosed in the First Capital Disclosure Letter, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital, (ii) no First Capital Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Capital, and (iii) each First Capital Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

        5.8    Tax Matters.

        (a)   All Tax Returns required to be filed by or on behalf of any First Capital Company have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2004, and all returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on First Capital, except as reserved against in the First Capital Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

        (b)   No First Capital Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any First Capital Company.

        (c)   Adequate provision for any Taxes due or to become due by any First Capital Company for the period or periods through and including the date of the respective First Capital Financial Statements has been made and is reflected on such First Capital Financial Statements.

        (d)   Each First Capital Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital.

        (e)   No First Capital Company has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

        (f)    There are no Material Liens with respect to Taxes upon any of the Assets of any First Capital Company.

        (g)   There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any First Capital Company that occurred during or after any Taxable Period in which any First Capital Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

        (h)   No First Capital Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

        (i)    No First Capital Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

        5.9    Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.    The Allowance shown on the consolidated balance sheets of First Capital included in the most recent First Capital Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of First Capital included in the First Capital Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of First National and other extensions of credit by First National as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on First Capital.

        5.10    Assets.

        (a)   Except as disclosed or reserved against in the First Capital Financial Statements delivered prior to the date of this Agreement, each First Capital Company has good and marketable fee title, free and clear of all Liens, to all of their respective Assets in the name of such First Capital Company. All tangible properties used in the businesses of each First Capital Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each First Capital Company's past practices.

        (b)   All Assets which are material to First Capital's business, held under leases or subleases by any of the First Capital Companies, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

        (c)   Each First Capital Company currently maintains insurance, including bankers' blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the First Capital Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) that similar coverage will be denied or limited or not extended or renewed with respect to any First Capital Company, any act or occurrence, or that any Asset, officer, director, employee, or agent of any First Capital will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any First Capital Company under such policies. First Capital has made no claims, and no claims are contemplated to be made, under its directors' and officers' errors and omissions or other insurance or bankers' blanket bond.

        (d)   The Assets of the First Capital Companies include all Assets required to operate the business of the First Capital Companies as presently conducted.

        5.11    Intellectual Property.    Each First Capital Company owns or has a license to use all of the Intellectual Property used by such First Capital Company in the course of its business, including sufficient rights in each copy possessed by each First Capital Company. Each First Capital Company is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such First Capital Company in connection with such First Capital Company's business operations, and such First Capital Company has the right to convey by sale or license any Intellectual Property so conveyed. No First Capital Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, which challenge the rights of any First Capital Company with respect to Intellectual Property used, sold or licensed by such First Capital Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the First Capital Companies does not infringe any Intellectual Property of any other person. No First Capital Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

No officer, director or employee of any First Capital Company is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any First Capital Company.

        5.12    Environmental Matters.

        (a)   The First Capital Companies and their respective Participation Facilities and Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (b)   There is no Litigation pending or overtly threatened before any court, governmental agency, board, authority, or other forum in which the First Capital Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased, or operated by the First Capital Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (c)   There is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (d)   During the period of (i) the First Capital Companies' ownership or operation of any of their respective current properties, (ii) the First Capital Companies' participation in the management of any Participation Facility or (iii) the First Capital Companies' holding of a security interest in a Loan Property, there have been no Releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property.

        5.13    Compliance with Laws.

        (a)   First Capital is a bank holding company duly registered and in good standing as such with the Federal Reserve and the Florida Department of Financial Services. First National is a member in good standing of the Federal Reserve System and the FDIC.

        (b)   Compliance with Permits, Laws and Orders.

            (i)  Each First Capital Company has in effect all Permits and has made all filings, applications, and registrations with Regulatory Authorities that are material and required for it to own, lease, or operate its material assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

           (ii)  No First Capital Company is in Default under any Laws or Orders applicable to its business or employees conducting its business.

          (iii)  No First Capital Company has received any notification or communication from any Regulatory Authority, (A) asserting any First Capital Company is in Default under any of the Permits, Laws or Orders which such Regulatory Authority enforces, (B) threatening to revoke any Permits, or (C) requiring any First Capital Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its management.

          (iv)  There (A) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of any First Capital Company, (B) and no notices or correspondence received by any First Capital Company with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to any First Capital Company's business, operations, policies, or procedures since December 31, 2004, and (C) is not any pending or, to its Knowledge, threatened, nor has any Regulatory Authority indicated an intention to conduct any, investigation or review of it or any of the First Capital Companies.

           (v)  No First Capital Company nor any of its directors, officers, employees, or representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Regulatory Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

          (vi)  Each First Capital Company has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each First Capital Company has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 21.11.

        5.14    Labor Relations.    No First Capital Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any First Capital Company to bargain with any labor organization as to wages or conditions of employment, nor is any First Capital Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any First Capital Companies' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        5.15    Employee Benefit Plans.

        (a)   The First Capital Companies have Previously Disclosed, and delivered or made available to Coastal prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any First Capital Companies or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "First Capital Benefit Plans" and each, a "First Capital Benefit Plan"). Any of the First Capital Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First Capital ERISA Plan." No First Capital Benefit Plan is or has been a "multi-employer plan" (within the meaning of Section 3(37) of ERISA). The First Capital Companies do not participate in or have any liability arising in relation to a multi-employer plan (within the meaning of Section 3(37) of ERISA), a multiple employer plan, or a plan which is subject to Code Section 412 or Title IV of ERISA.

        (b)   The First Capital Companies have delivered or made available to Coastal prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such First Capital Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such First Capital Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any First Capital Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

        (c)   All First Capital Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital. Each First Capital ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is the subject of a favorable determination letter or opinion letter from the IRS, and no First Capital Company is aware of any circumstances likely to reasonably result in revocation of any such letter or failure of a First Capital ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No First Capital Company has engaged in a transaction with respect to any First Capital Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject any First Capital Company to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any First Capital Company.

        (d)   Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no First Capital Company has any obligations to provide health or life benefits under any of the First Capital Benefit Plans to former employees, and there are no restrictions on the rights of First Capital to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on the First Capital Companies.

        (e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any officer, director, or any employee of the First Capital Companies from the First Capital Companies under any First Capital Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Capital Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (f)    The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the First Capital Companies and its respective beneficiaries, have been fully reflected on the First Capital Financial Statements to the extent required by and in accordance with GAAP.

        5.16    Material Contracts.    Except as reflected in the First Capital Financial Statements, no First Capital Company nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any First Capital Company or the guarantee by any First Capital Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto would be required to be filed as an exhibit to a First Capital Regulatory Report filed by First Capital with any Regulatory Authority as of the date of this Agreement that has not been filed by First Capital with any Regulatory Authority as an exhibit to any First Capital Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 5.10 and 5.15(a) of this Agreement, the "First Capital Contracts"). With respect to each First Capital Contract, (i) the Contract is in full force and effect, (ii) no First Capital Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies, (iii) no First Capital Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of the First Capital Companies, in Default in any respect, or has repudiated or waived any Material provision thereunder. All of the indebtedness of the First Capital Companies for money borrowed is prepayable at any time by the First Capital Companies without penalty or premium.

        5.17    Privacy of Customer Information.

        (a)   Each First Capital Company is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person ("IIPI") relating to customers, former customers, and prospective customers that will be transferred to Coastal and the Coastal Companies pursuant to this Agreement.

        (b)   Each First Capital Company's collection and use of such IIPI, the transfer of such IIPI to Coastal and the Coastal Companies, and the use of such IIPI by the Coastal Companies as contemplated by this Agreement complies with First Capital's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Contract and industry standard relating to privacy.

        5.18    Legal Proceedings.    There is no Litigation instituted or pending or overtly threatened against any First Capital Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the First Capital Companies.

        5.19    Loans to Executive Officers and Directors.    First Capital has not, since December 31, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of First Capital, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. First Capital has Previously Disclosed any loan or extension of credit maintained by First Capital to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        5.20    Regulatory Matters.    No First Capital Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

        5.21    State Takeover Laws.    The First Capital Companies have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other state takeover Law.

        5.22    Brokers and Finders; Opinion of Financial Advisor.    Except for First Capital Financial Advisor and the Transaction Financial Advisor, neither First Capital nor its subsidiaries, or any of their respective officers, directors, employees, or representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder's or other fees in connection with this Agreement or the transactions contemplated hereby. First Capital has received from the First Capital Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of First Capital from a financial point of view.

        5.23    Statements True and Correct.    No statement, certificate, instrument, or other writing furnished or to be furnished by the First Capital Companies or any Affiliate thereof to Coastal pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the First Capital Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Coastal with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the First Capital Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to the First Capital Companies' shareholders and Coastal shareholders in connection with the First Capital Meeting and the Coastal Meeting, respectively, and any other documents to be filed by any First Capital Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the First Capital Companies and Coastal be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Capital Meeting and the Coastal Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders' meetings. All documents any First Capital Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        5.24    Articles of Incorporation Provisions.    The First Capital Companies have taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of the First Capital Companies (other than voting, dissenters' rights of appraisal, or other similar rights) or restrict or impair the ability of Coastal or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the First Capital Common Stock that may be acquired or controlled by it.

        5.25    Delivery of First Capital Disclosure Letter.    First Capital has delivered to Coastal a complete First Capital Disclosure Letter.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF COASTAL

        Coastal represents and warrants to First Capital, except as set forth in the Coastal Disclosure Letter, as follows:

        6.1    Organization, Standing, and Power.    Coastal is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the BHC Act. Lowcountry is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America. Each of Coastal and Lowcountry has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Coastal and Lowcountry is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Lowcountry is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Lowcountry are insured by the FDIC's Bank Insurance Fund to the maximum extent provided by law.

        6.2    Authority of Coastal; No Breach By Agreement.

        (a)   Coastal has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger by Coastal's shareholders in accordance with this Agreement and the South Carolina Business Corporation Act of 1988, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Coastal, subject to the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Coastal Common Stock. Subject to the Consents of Regulatory Authorities and shareholder approval, this Agreement represents a legal, valid, and binding obligation of Coastal, enforceable against Coastal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by Coastal, nor the consummation by Coastal and Lowcountry of the transactions contemplated hereby, nor compliance by Coastal and Lowcountry with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Coastal's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Coastal Company under, any Contract or Permit of any Coastal Company or, (iii) subject to receipt of the requisite Consents violate any Law or Order applicable to any Coastal Company or any of their respective Assets.

        (c)   No notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Coastal of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal.

        6.3    Capital Stock.

        (a)   The authorized capital stock of Coastal consists only of 10,000,000 shares of Coastal Common Stock, of which 1,010,379 shares are issued and outstanding as of the date of this Agreement, 10,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, 117,571 shares of Coastal Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the Coastal Option Plan. As of the date of this Agreement, warrants to purchase 190,050 shares of Coastal Common Stock were issued and outstanding. All of the issued and outstanding shares of capital stock of Coastal are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Coastal has been issued in violation of any preemptive rights of the current or past shareholders of Coastal.

        (b)   Except as specifically set forth in this Section, there are no shares of capital stock or other equity securities of Coastal outstanding and there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Coastal or contracts, commitments, understandings, or arrangements by which Coastal is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

        6.4    Coastal's Subsidiaries.

        (a)   The Coastal Disclosure Letter sets forth with respect to each Coastal Company its name, its jurisdiction of incorporation, Coastal's percentage ownership, the number of shares of stock owned or controlled by Coastal, and the name and number of shares held by any other person who owns any stock of the Coastal Company. Coastal owns of record and beneficially all the capital stock of each Coastal Company free and clear of any Liens. There are no contracts, commitments, agreements, or understandings relating to Coastal's right to vote or dispose of any equity securities of the Coastal Companies. Coastal's ownership interest in each Coastal Company is in compliance with all applicable laws, rules, and regulations relating to equity investments by bank holding companies or national banking associations.

        (b)   Each Coastal Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease, and operate its properties, and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary.

        (c)   The outstanding shares of capital stock of each Coastal Company have been validly authorized and are validly issued, fully paid, and nonassessable. No shares of capital stock of any Coastal Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock, or any other debt or equity security of any Coastal Company, and there are no contracts, commitments, agreements, or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Coastal Company or options, warrants, or other rights with respect to such securities.

        6.5    Exchange Act Filings; Financial Statements.

        (a)   Coastal has timely filed and made available to Coastal all SEC Documents required to be filed by Coastal since December 31, 2000. The Coastal SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Coastal SEC Documents or necessary in order to make the statements in such Coastal SEC Documents not misleading. Coastal has made available to First Capital all comment letters received by Coastal from the staffs of the SEC and the OCC and all responses to such comment letters by or on behalf of Coastal with respect to all filings under the Securities Laws. Coastal's principal executive officer and principal financial officer (and Coastal's former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the Coastal SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Coastal nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No Coastal Company is required to file any reports under the Exchange Act.

        (b)   Each of the Coastal Financial Statements (including, in each case, any related notes) contained in the Coastal SEC Documents, including any Coastal SEC Documents filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the Exchange Act, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), and fairly presented the financial position of Coastal and each Coastal Company as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and were certified to the extent required by the Sarbanes-Oxley Act.

        (c)   Coastal's independent public accountants, which have expressed their opinion with respect to the Coastal Financial Statements included in the Coastal SEC Documents (including the related notes), are and have been throughout the periods covered by such Coastal Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) "independent" with respect to Coastal within the meaning of Regulation S-X and (z) with respect to Coastal, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 6.5 of the Coastal Disclosure Letter lists all non-audit services preformed by Coastal's independent public accountants for Coastal and each Coastal Company.

        (d)   Coastal maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Coastal and each Coastal Company is made known on a timely basis to the individuals responsible for the preparation of the Coastal SEC Documents.

        6.6    Absence of Undisclosed Liabilities.    No Coastal Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Coastal Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Coastal as of December 31, 2004 included in the Coastal Financial Statements or reflected in the notes thereto. No Coastal Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal.

        6.7    Absence of Certain Changes or Events.    Since December 31, 2004, except as disclosed in the Coastal Financial Statements or as disclosed in the Coastal Disclosure Letter, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal, (ii) no Coastal Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Coastal, and (iii) each Coastal Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

        6.8    Tax Matters.

        (a)   All Tax Returns required to be filed by or on behalf of any Coastal Company have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2004, and all returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Coastal, except as reserved against in the Coastal Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

        (b)   No Coastal Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Coastal Company.

        (c)   Adequate provision for any Taxes due or to become due by any Coastal Company for the period or periods through and including the date of the respective Coastal Financial Statements has been made and is reflected on such Coastal Financial Statements.

        (d)   Each Coastal Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal.

        (e)   No Coastal Company has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

        (f)    There are no Material Liens with respect to Taxes upon any of the Assets of any Coastal Company.

        (g)   There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any Coastal Company that occurred during or after any Taxable Period in which any Coastal Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

        (h)   No Coastal Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

        (i)    No Coastal Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

        6.9    Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.    The Allowance shown on the consolidated balance sheets of Coastal included in the most recent Coastal Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Coastal included in the Coastal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Coastal and other extensions of credit by Coastal as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Coastal.

        6.10    Assets.

        (a)   Except as disclosed or reserved against in the Coastal Financial Statements delivered prior to the date of this Agreement, each Coastal Company has good and marketable fee title, free and clear of all Liens, to all of their respective Assets in the name of such Coastal Company. All tangible properties used in the businesses of each Coastal Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each Coastal Company's past practices.

        (b)   All Assets which are material to Coastal's business, held under leases or subleases by any of the Coastal Companies, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

        (c)   Each Coastal Company currently maintains insurance, including bankers' blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Coastal Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) that similar coverage will be denied or limited or not extended or renewed with respect to any Coastal Company, any act or occurrence, or that any Asset, officer, director, employee, or agent of any Coastal will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Coastal Company under such policies. Coastal has made no claims, and no claims are contemplated to be made, under its directors' and officers' errors and omissions or other insurance or bankers' blanket bond.

        (d)   The Assets of the Coastal Companies include all Assets required to operate the business of the Coastal Companies as presently conducted.

        6.11    Intellectual Property.    Each Coastal Company owns or has a license to use all of the Intellectual Property used by such Coastal Company in the course of its business, including sufficient rights in each copy possessed by each Coastal Company. Each Coastal Company is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Coastal Company in connection with such Coastal Company's business operations, and such Coastal Company has the right to convey by sale or license any Intellectual Property so conveyed. No Coastal Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, which challenge the rights of any Coastal Company with respect to Intellectual Property used, sold or licensed by such Coastal Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Coastal Companies does not infringe any Intellectual Property of any other person. No Coastal Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. No officer, director or employee of any Coastal Company is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Coastal Company.

        6.12    Environmental Matters.

        (a)   The Coastal Companies and their respective Participation Facilities and Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (b)   There is no Litigation pending or overtly threatened before any court, governmental agency, board, authority, or other forum in which the Coastal Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased, or operated by the Coastal Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (c)   There is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (d)   During the period of (i) the Coastal Companies' ownership or operation of any of their respective current properties, (ii) the Coastal Companies' participation in the management of any Participation Facility or (iii) the Coastal Companies' holding of a security interest in a Loan Property, there have been no Releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property.

        6.13    Compliance with Laws.

        (a)   Coastal is a bank holding company duly registered and in good standing as such with the Federal Reserve and the South Carolina Board of Financial Institutions. Lowcountry is a member in good standing of the Federal Reserve System and the FDIC.

        (b)   Compliance with Permits, Laws and Orders.

            (i)  Each Coastal Company has in effect all Permits and has made all filings, applications, and registrations with Regulatory Authorities that are material and required for it to own, lease, or operate its material assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

           (ii)  No Coastal Company is in Default under any Laws or Orders applicable to its business or employees conducting its business.

          (iii)  No Coastal Company has received any notification or communication from any Regulatory Authority, (A) asserting any Coastal Company is in Default under any of the Permits, Laws or Orders which such Regulatory Authority enforces, (B) threatening to revoke any Permits, or (C) requiring any Coastal Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its management.

          (iv)  There (A) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of any Coastal

  Company, (B) and no notices or correspondence received by any Coastal Company with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to any Coastal Company's business, operations, policies, or procedures since December 31, 2004, and (C) is not any pending or, to its Knowledge, threatened, nor has any Regulatory Authority indicated an intention to conduct any, investigation or review of it or any of the Coastal Companies.

           (v)  No Coastal Company nor any of its directors, officers, employees, or representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Regulatory Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

          (vi)  Each Coastal Company has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Coastal Company has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 21.11.

        6.14    Labor Relations.    No Coastal Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any Coastal Company to bargain with any labor organization as to wages or conditions of employment, nor is any Coastal Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any Coastal Companies' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        6.15    Employee Benefit Plans.

        (a)   The Coastal Companies have Previously Disclosed, and delivered or made available to First Capital prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Coastal Companies or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "Coastal Benefit Plans" and each, a "Coastal Benefit Plan"). Any of the Coastal Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Coastal Capital ERISA Plan." No Coastal Benefit Plan is or has been a "multi-employer plan" (within the meaning of Section 3(37) of ERISA). The Coastal Companies do not participate in or have any liability arising in relation to a multi-employer plan (within the meaning of Section 3(37) of ERISA), a multiple employer plan, or a plan which is subject to Code Section 412 or Title IV of ERISA.

        (b)   The Coastal Companies have delivered or made available to First Capital prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Coastal Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Coastal Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Coastal Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

        (c)   All Coastal Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal. Each Coastal ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is the subject of a favorable determination letter or opinion letter from the IRS, and no Coastal Company is aware of any circumstances likely to reasonably result in revocation of any such letter or failure of a Coastal ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No Coastal Company has engaged in a transaction with respect to any Coastal Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject any Coastal Company to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Coastal Company.

        (d)   Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no Coastal Company has any obligations to provide health or life benefits under any of the Coastal Benefit Plans to former employees, and there are no restrictions on the rights of Coastal to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on the Coastal Companies.

        (e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any officer, director, or any employee of the Coastal Companies from the Coastal Companies under any Coastal Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Coastal Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (f)    The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the Coastal Companies and its respective beneficiaries, have been fully reflected on the Coastal Financial Statements to the extent required by and in accordance with GAAP.

        6.16    Material Contracts.    Except as reflected in the Coastal Financial Statements, no Coastal Company nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Coastal Company or the guarantee by any Coastal Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto would be required to be filed as an exhibit to a Coastal Regulatory Report filed by Coastal with any Regulatory Authority as of the date of this

Agreement that has not been filed by Coastal with any Regulatory Authority as an exhibit to any Coastal Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 5.10 and 5.15(a) of this Agreement, the "Coastal Contracts"). With respect to each Coastal Contract, (i) the Contract is in full force and effect, (ii) no Coastal Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies, (iii) no Coastal Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of the Coastal Companies, in Default in any respect, or has repudiated or waived any Material provision thereunder. All of the indebtedness of the Coastal Companies for money borrowed is prepayable at any time by the Coastal Companies without penalty or premium.

        6.17    Privacy of Customer Information.

        (a)   Each Coastal Company is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person ("IIPI") relating to customers, former customers, and prospective customers that will be transferred to Coastal and the Coastal Companies pursuant to this Agreement.

        (b)   Each Coastal Company's collection and use of such IIPI, the transfer of such IIPI to Coastal and the Coastal Companies, and the use of such IIPI by the Coastal Companies as contemplated by this Agreement complies with Coastal's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Contract and industry standard relating to privacy.

        6.18    Legal Proceedings.    There is no Litigation instituted or pending or overtly threatened against any Coastal Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the Coastal Companies.

        6.19    Loans to Executive Officers and Directors.    Coastal has not, since December 31, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Coastal, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Coastal has Previously Disclosed any loan or extension of credit maintained by Coastal to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        6.20    Regulatory Matters.    No Coastal Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

        6.21    State Takeover Laws.    The Coastal Companies have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other state takeover Law.

        6.22    Brokers and Finders; Opinion of Financial Advisor.    Except for Coastal Financial Advisor and the Transaction Financial Advisor, neither Coastal nor its subsidiaries, or any of their respective officers, directors, employees, or representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder's or other fees in connection with this Agreement or the transactions contemplated hereby. Coastal has received from the Coastal Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of Coastal from a financial point of view.

        6.23    Statements True and Correct.    No statement, certificate, instrument, or other writing furnished or to be furnished by the Coastal Companies or any Affiliate thereof to First Capital pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Coastal Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Coastal with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Coastal Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to the First Capital Companies' shareholders and Coastal shareholders in connection with the First Capital Meeting and the Coastal Meeting, respectively, and any other documents to be filed by any Coastal Capital Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the First Capital Companies and Coastal be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Capital Meeting and the Coastal Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders' meetings. All documents any Coastal Capital Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        6.24    Articles of Incorporation Provisions.    The Coastal Companies have taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of the Coastal Companies (other than voting, dissenters' rights of appraisal, or other similar rights) or restrict or impair the ability of Coastal or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Coastal Common Stock that may be acquired or controlled by it.

        6.25    Delivery of Coastal Disclosure Letter.    Coastal has delivered to First Capital a complete Coastal Disclosure Letter.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

        7.1    Affirmative Covenants of First Capital.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Coastal shall have been obtained, and except as otherwise contemplated herein, First Capital agrees: (i) to operate its business and cause any First Capital Company to operate its business in the usual, regular, and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

        7.2    Negative Covenants of First Capital.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First Capital covenants and agrees that First Capital will cause each First Capital Company not to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Coastal, which consent shall not be unreasonably withheld:

        (a)   amend the Articles of Incorporation, Bylaws, or other governing instruments of First Capital or the Articles of Association, Bylaws, or other governing instruments of any First Capital Company; or

        (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any First Capital Company consistent with past practices (which shall include creation of deposit liabilities, advances from the Federal Reserve Bank or Federal Home Loan Bank, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any First Capital Company held by the First Capital Companies of any Lien or permit any such Lien to exist; or

        (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First Capital Company, or declare or pay any dividend or make any other distribution in respect of any First Capital Company capital stock; or

        (d)   except for this Agreement and except for the issuance of First Capital Common Stock pursuant to the exercise of options or warrants outstanding prior to the date of this Agreement, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Capital Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock; or

        (e)   adjust, split, combine, or reclassify any capital stock of First Capital or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either First Capital Common Stock or First National Bank's common stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f)    acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by First Capital in its fiduciary capacity; or

        (g)   except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any First Capital Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

        (h)   except as contemplated by this Agreement, grant any increase in compensation or benefits to the employees or officers of any First Capital Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% or $10,000, whichever is greater, individually or in the aggregate on an annual basis, pay any bonus, enter into or amend any severance agreements with officers of any First Capital Company, or grant any increase in fees or other increases in compensation or other benefits to directors of any First Capital Company except in accordance with past practice Previously Disclosed; or

        (i)    except as contemplated by this Agreement, enter into or amend any employment Contract between any First Capital Company and any Person (unless such amendment is required by Law) that any First Capital Company, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

        (j)    adopt any new employee benefit plan of any First Capital Company or make any Material change in or to any existing employee benefit plans of any First Capital Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

        (k)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

        (l)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any First Capital Company for money damages in excess of $25,000 or Material restrictions upon the operations of any First Capital Company; or

        (m)  except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims; or

        (n)   make any loan or extension of credit to any borrower of any First Capital Company in excess of an aggregate of $2.0 million, unless the amount in excess of $2.0 million is participated to another bank without recourse; or

        (o)   make any Material election with respect to Taxes.

        7.3    Affirmative Covenants of Coastal.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of First Capital shall have been obtained, and except as otherwise contemplated herein, Coastal agrees: (i) to operate its business and cause any Coastal Company to operate its business in the usual, regular, and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

        7.4    Negative Covenants of Coastal.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Coastal covenants and agrees that any Coastal

Company will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of First Capital which consent shall not be unreasonably withheld:

        (a)   amend the Articles of Incorporation, Bylaws, or other governing instruments of Coastal or the Articles of Association, Bylaws, or other governing instruments of any Coastal Company; or

        (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Coastal Company consistent with past practices (which shall include creation of deposit liabilities, advances from the Federal Reserve Bank or Federal Home Loan Bank, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Coastal Company held by Coastal of any Lien or permit any such Lien to exist; or

        (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Coastal, or declare or pay any dividend or make any other distribution in respect of Coastal capital stock; or

        (d)   except for this Agreement and except for this Agreement and except for the issuance of Coastal Common Stock pursuant to the exercise of options or warrants outstanding prior to the date of this Agreement, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Coastal Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock; or

        (e)   adjust, split, combine, or reclassify any capital stock of Coastal or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Coastal Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f)    acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Coastal in its fiduciary capacity; or

        (g)   except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any Coastal Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii)acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

        (h)   except as contemplated by this Agreement, grant any increase in compensation or benefits to the employees or officers of any Coastal Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% or $10,000, whichever is greater individually or in the aggregate on an annual basis, pay any bonus, enter into or amend any severance agreements with officers of any Coastal Company, or grant any increase in fees or other increases in compensation or other benefits to directors of any Coastal Company except in accordance with past practice Previously Disclosed; or

        (i)    except as contemplated by this Agreement, enter into or amend any employment Contract between any Coastal Company and any Person (unless such amendment is required by Law) that any Coastal Company, as the case may be, does not have the unconditional right to terminate without

Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

        (j)    adopt any new employee benefit plan of any Coastal Company or make any Material change in or to any existing employee benefit plans of any Coastal Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

        (k)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

        (l)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Coastal Company for money damages in excess of $25,000 or Material restrictions upon the operations of any Coastal Company; or

        (m)  except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims; or

        (n)   make any loan or extension of credit to any borrower of any Coastal Company in excess of an aggregate of $2.0 million, unless the amount in excess of $2.0 million is participated to another bank without recourse; or

        (o)   make any Material election with respect to Taxes.

        7.5    Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

        7.6    Reports.    Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring period-end adjustments that are not Material). As of their respective dates, such reports filed with the Regulatory Authorities will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 8
ADDITIONAL AGREEMENTS

        8.1    Shareholder Approvals.    Each of Coastal and First Capital shall take, in accordance with applicable Law and its respective Articles of Incorporation and Bylaws, all action necessary to convene, respectively, the Coastal Meeting to consider and vote upon the issuance of the shares of Coastal Common Stock to be issued in the Merger and any other matters required to be approved by Coastal shareholders for consummation of the Merger and the First Capital Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by First Capital shareholders for consummation of the Merger, as promptly as practicable after the Registration

Statement is declared effective. The board of directors of each of Coastal and First Capital shall (subject to compliance with their fiduciary duties as advised by counsel) unanimously recommend such approval to their respective shareholders, and the board of directors of each of Coastal and First Capital (subject to compliance with their fiduciary duties as advised by counsel) shall use their best efforts to obtain such approval by their respective shareholders.

        8.2    Registration Statement.

        (a)   Each of Coastal and First Capital agrees to cooperate in the preparation of a Registration Statement on Form S-4 to be filed by Coastal with the SEC in connection with the issuance of Coastal Common Stock in the Merger (including the Joint Proxy Statement and all related documents). Provided First Capital has cooperated as required above, Coastal agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of First Capital and Coastal agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. Coastal also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. First Capital agrees to furnish Coastal all information concerning First Capital, First National, and their respective officers, directors, and shareholders as may be reasonably requested in connection with the foregoing. As a result of the registration of the Coastal Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of First Capital except to the extent that the transfer of any shares of Coastal Common Stock received by shareholders of First Capital is subject to the provisions of Rule 145 under the Securities Act or restricted under Tax rules. First Capital and its counsel shall have a reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

        (b)   Each of First Capital and Coastal agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to First Capital shareholders and the Coastal shareholders and at the time of the First Capital Meeting and the Coastal Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of First Capital and Coastal further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

        (c)   In the case of Coastal, Coastal will advise First Capital, promptly after Coastal receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the Coastal Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        (d)   Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by First Capital of information that is required to be disclosed in the Registration Statement of the

Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or the regulations and rules of the NASD.

        8.3    Applications.    Coastal shall promptly prepare and file, and the First Capital Companies shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Coastal shall permit the First Capital Companies to review (and approve with respect to information relating to the First Capital Companies) such applications prior to filing same.

        8.4    Filings with State Offices.    Upon the terms and subject to the conditions of this Agreement, the Parties shall execute and file the Articles of Merger with the Department of State of the State of Florida and the Secretary of State of the State of South Carolina in connection with the Closing.

        8.5    Agreement as to Efforts to Consummate.    Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Coastal in connection with the Coastal Common Stock to be issued in the Merger), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        8.6    Investigation and Confidentiality.

        (a)   Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

        (b)   Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations, and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

        (c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

        (d)   Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information, or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

        (e)   Notwithstanding Section 8.6(b) or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Merger (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that the other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Merger from being treated as offered under "conditions of confidentiality" within the meaning the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

        8.7    Press Releases.    Prior to the Effective Time, First Capital and Coastal shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        8.8    Certain Actions.    Except with respect to this Agreement and the transactions contemplated hereby, neither Party nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, the "Representatives") retained by such Party shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of such Party's board of directors as determined by such Party's board of directors after consulting with and considering the advice of counsel, neither Party nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but any Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that such Party shall promptly advise the other Party verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Each Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

        8.9    Tax Treatment.    Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        8.10    Agreement of Affiliates.    First Capital has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of First Capital for purposes of Rule 145 under the 1933 Act. First Capital shall use its reasonable efforts to cause each such Person to deliver to Coastal not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of First Capital Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Coastal Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Coastal shall be entitled to place restrictive legends upon certificates for shares of Coastal Common Stock issued to affiliates of First Capital pursuant to this Agreement to enforce the provisions of this Section 8.10). Coastal shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Coastal Common Stock by such affiliates.

        8.11    Employee Benefits and Contracts.    Following the Effective Time, Coastal shall provide generally to officers and employees of the First Capital Companies, who at or after the Effective Time continue in the employment of one or more successors-in-interest to the First Capital Companies (collectively, "New Coastal Employees"), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Coastal Companies to their similarly situated officers and employees. Subject to the requirements of the immediately succeeding sentence, Coastal may apply any pre-existing condition exclusion or waiting period under any Coastal employee health plan for which any employees and/or officers and dependents covered by First Capital Benefit Plans as of Closing may be eligible, provided, however, no portion of any such existing condition exclusion or waiting period shall be enforced to the extent it exceeds in duration the corresponding provision in effect under the First Capital Benefit Plans immediately prior to the Closing. For purposes of participation, vesting and benefit accrual under all Coastal Benefit Plans, the service of the employees of the First Capital Companies prior to the Effective Time shall be treated as service with the Coastal Companies. Coastal shall credit New Coastal Employees for amounts paid under First Capital Benefit Plans for the plan year including the Effective Time for purposes of applying deductibles, co-payments, and out of pocket maximums under the Coastal Benefit Plans.

        8.12    D&O Coverage.    At the Effective Time and subject to applicable Law, Coastal will provide directors and officers insurance coverage for First Capital's directors and officers either, at Coastal's election, (i) by purchasing continuation coverage under First Capital's current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) if Coastal's current directors' and officers' policy provides substantially similar coverage as First Capital's current policy, obtain coverage under Coastal's current policy to provide coverage for First Capital's directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

ARTICLE 9
CONDITIONS PRECENDENT TO OBLIGATIONS TO CONSUMMATE

        9.1    Conditions to Obligations of Each Party.    The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

        (a)   Shareholder Approvals. The shareholders of each of First Capital and Coastal shall have approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of the NASD.

        (b)   Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the board of directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

        (c)   Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

        (d)   Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

        (e)   Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Coastal Common Stock issuable pursuant to the Merger shall have been received.

        (f)    Tax Matters. Each of the parties shall have received a written opinion of counsel from Nelson Mullins Riley & Scarborough LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of First Capital Common Stock for Coastal Common Stock will not give rise to gain or loss to the shareholders of First Capital with respect to such exchange (except to the extent of any cash received in lieu of a fractional share interest in Coastal Common Stock), and (iii) neither of First Capital nor Coastal will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Nelson Mullins Riley & Scarborough LLP shall be entitled to rely upon representations of officers of First Capital and Coastal reasonably satisfactory in form and substance to such counsel.

        (g)   Employment Agreements. Michael G. Sanchez shall have entered into the employment agreement with Coastal in substantially the form set forth in Exhibit C to this Agreement and shall have terminated his existing employment agreement with the First Capital Companies. Randolph C. Kohn shall have entered into the employment agreement with Coastal in substantially the form set forth in Exhibit D to this Agreement and shall have terminated his existing employment agreement with the Coastal Companies.

        (h)   Salary Continuation Agreements. James L. Pate, III and Gary Horn shall have entered into salary continuation agreements with Coastal in substantially the form set forth in Exhibit E to this Agreement, and the salary continuation agreements between First National and each of Tim Ayers and Leo Deas shall be assumed by Coastal and remain in effect.

        (i)    Support Agreements. Each of the executive officers and directors of First Capital shall have executed and delivered to Coastal a Support Agreement in substantially the form attached hereto as Exhibit A and each of the executive officers and directors of Coastal shall have executed and delivered to First Capital a Support Agreement in substantially the form attached hereto as Exhibit A-1.

        (j)    Opinion of First Capital Financial Advisor. First Capital shall have received the opinion of the First Capital Financial Advisor, to the effect that the Merger Consideration to be received by the holders of First Capital Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to Coastal.

        (k)   Opinion of Coastal Financial Advisor. Coastal shall have received the opinion of the Coastal Financial Advisor, to the effect that the Merger Consideration to be paid to the holders of First Capital Common Stock is fair, from a financial point of view, to the holders of Coastal Common Stock, a signed copy of which shall have been delivered to First Capital.

        (l)    Waivers. To the extent either Party deems it necessary, Michael G. Sanchez shall have executed and delivered a waiver in a form reasonably satisfactory to each Party waiving the acceleration of benefits as a result of a change of control under his Employment Agreement dated April 14, 2004 and his Executive Supplemental Retirement Income Agreement. To the extent either Party deems it necessary, Timothy S. Ayers and Leo Deas each shall have executed and delivered a waiver in a form reasonably satisfactory to each Party waiving the acceleration of benefits as a result of a change of control under the Salary Continuation Agreements dated January 19, 2005.

        9.2    Conditions to Obligations of Coastal.    The obligations of Coastal to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Coastal pursuant to Section 11.6(a) of this Agreement:

        (a)   Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of First Capital as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of First Capital set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of First Capital set forth in this Agreement (excluding the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on First Capital or would reasonably likely result in Coastal's inability to comply with the Sarbanes-Oxley Act of 2002; provided that, for purposes of this sentence only, those representations and warranties which are qualified by referenced to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Capital to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c)   Certificates. First Capital shall have delivered to Coastal (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) (qualified as to such officers' Knowledge with respect to such matters as the Parties may deem appropriate) and Section 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the First Capital board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Coastal and its counsel shall request.

        (d)   Accountant's Letters. Coastal shall have received from Elliott Davis LLC letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding the First Capital Companies, in form and substance reasonably satisfactory to Coastal, which letters shall be based upon customary specified procedures undertaken by such firm.

        (e)   Affiliate Agreements. Coastal shall have received from each affiliate of First Capital the affiliate agreement referred to in Section 8.10 hereof, in substantially the form attached hereto as Exhibit B.

        9.3    Conditions to Obligations of First Capital.    The obligations of First Capital to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Capital pursuant to Section 11.6(b) of this Agreement:

        (a)   Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Coastal as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Coastal set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Coastal set forth in this Agreement (excluding the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Coastal; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of Coastal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c)   Certificates. Coastal shall have delivered to First Capital (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) (qualified as to such officers' Knowledge with respect to such matters as the Parties may deem appropriate) and Section 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Coastal's board of directors and Coastal's shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Capital and its counsel shall request.

ARTICLE 10
TERMINATION

        10.1    Termination.    Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First Capital and Coastal respectively, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a)   By mutual consent of the respective boards of directors of Coastal and First Capital; or

        (b)   By the board of directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Coastal and Section 9.3(a) of this Agreement in the case of First Capital; or

        (c)   By the board of directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of First Capital fail to vote their approval of this Agreement and the transaction contemplated hereby at the First Capital Meeting where the transaction was presented to such shareholders for approval and voted upon; or (iii) the shareholders of Coastal fail to vote their approval of this Agreement and the transaction contemplated hereby at the Coastal Meeting where the transaction was presented to such shareholders for approval and voted upon; or

        (d)   By the board of directors of either Party in the event that the Merger shall not have been consummated by December 31, 2005, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

        (e)   By the board of directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement; or

        (f)    By the board of directors of either Party in the event that the board of directors of the other Party shall have failed to reaffirm within 10 business days, following a written request by such Party for such reaffirmation after the other Party shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

        10.2    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 10.1(b) or

10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination; and (iii) a termination pursuant to Section 10.1(f) shall not relieve the Party whose board of directors does not reaffirm its approval of the Merger Agreement from Liability for any loss incurred by the other Party as a result of such termination provided that in either case such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement.

        10.3    Non-Survival of Representations and Covenants.    The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.6(b), 8.10, 8.11, 8.12, and 8.13 of this Agreement.

ARTICLE 11

        11.1    Definitions.    Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

        "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

        "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

        "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

        "Allowance" shall mean the allowance for loan or credit losses for the periods set forth in Sections 5.9 and 6.7 of this Agreement.

        "Articles of Merger" shall mean the Articles of Merger to be executed by Coastal and First Capital and filed with the Department of State of the State of Florida and the Secretary of State of the States of South Carolina relating to the Merger as contemplated by Section 1.1 of this Agreement.

        "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "BHC Act" shall mean the federal Bank Holding Company Act of 1956.

        "Closing" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

        "Coastal Benefit Plans" shall have the meaning set forth in Section 6.22 of this Agreement.

        "Coastal Common Stock" shall mean the $0.01 par value common stock of Coastal.

        "Coastal Companies" shall mean, collectively, Coastal and all Coastal Subsidiaries.

        "Coastal Disclosure Letter" means the written information entitled "Coastal Disclosure Letter" delivered prior to the date of this Agreement to First Capital describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "Coastal Financial Advisor" shall mean Triangle Capital Partners, LLC.

        "Coastal Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Coastal as of December 31, 2004, 2003, and 2002, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, 2003, and 2002, as filed by Coastal in SEC Documents, and (ii) the consolidated statements of condition of Coastal (including related notes and schedules if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

        "Coastal Meeting" shall mean the special meeting of the shareholders of Coastal or any adjournment or adjournments thereof to vote on the matters set forth in the Joint Proxy Statement.

        "Coastal Regulatory Report" shall mean any form, report, or document either (i) filed or required to be filed by Coastal or Lowcountry or both with any Regulatory Authority, or (ii) received by Coastal or Lowcountry or both from any Regulatory Authority.

        "Coastal Subsidiaries" shall mean the subsidiaries of Coastal.

        "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

        "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

        "Effective Time" shall mean the time that the Articles of Merger reflecting the Merger are filed with the Department of State of the State of Florida and the Secretary of State of the State of South Carolina.

        "Environmental Laws" shall mean all federal, state, municipal, and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions, and other governmental requirements, limitations, and standards relating to the environment, health, and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, "Release" (as hereinafter defined), investigation, removal, remediation, and cleanup of or other corrective action for "Hazardous Materials" (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage, and interference with the use of property caused by or resulting from Hazardous Materials.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" shall have the meaning provided in Sections 5.15 and 6.22 of this Agreement.

        "ERISA Plan" shall have the meaning provided in Sections 5.15 and 6.22 of this Agreement.

        "Exchange Ratio" shall mean the ratio equal to the number of shares of Coastal Common Stock each First Capital shareholder will receive for each share of First Capital Common Stock.

        "Exhibits" A through G, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto as follows:

  Exhibit A is the First Capital Form of Support Agreement
  Exhibit A-1 is the Coastal Form of Support Agreement
  Exhibit B is the Form of Affiliate Agreement
  Exhibit C is the Form of Employment Agreement for Mr. Sanchez
  Exhibit D is the Form of Employment Agreement for Mr. Kohn
  Exhibit E is the Form of Salary Continuation Agreement.

        "First Capital Benefit Plans" shall have the meaning set forth in Section 5.15 of this Agreement.

        "First Capital Common Stock" shall mean the $0.01 par value common stock of First Capital.

        "First Capital Companies" shall mean, collectively, First Capital and its Subsidiaries, if any.

        "First Capital Disclosure Letter" means the written information entitled "First Capital Disclosure Letter" delivered prior to the date of this Agreement to Coastal describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "First Capital Financial Advisor" shall mean The Carson Medlin Company.

        "First Capital Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of First Capital as of December 31, 2004, 2003, and 2002, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, 2003, and 2002, as filed by First Capital in SEC Documents, and (ii) the consolidated statements of condition of First Capital (including related notes and schedules if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

        "First Capital Meeting" shall mean the special meeting of the shareholders of First Capital or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

        "First Capital Options" shall have the meaning set forth in Section 3.6 of this Agreement.

        "First Capital Option Plan" shall have the meaning set forth in Section 3.6 of this Agreement.

        "First Capital Regulatory Report" shall mean any form, report, or document either (i) filed or required to be filed by First Capital or First National Bank or both with any Regulatory Authority, or (ii) received by First Capital or First National Bank or both from any Regulatory Authority.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "Hazardous Materials" shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, friable asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

        "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "IRS" shall mean the Internal Revenue Service.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

        "Joint Proxy Statement" shall mean the joint proxy statement used by First Capital and Coastal to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Coastal relating to shares of Coastal Common Stock to be issued to the shareholders of First Capital.

        "Knowledge" as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

        "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

        "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

        "Litigation" shall mean any action, arbitration, cause of action, charge, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

        "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Material" for purposes of this Agreement shall be mean "material" as determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

        "Material Adverse Effect" on a Party shall mean an event, change, condition, or occurrence which has a Material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

        "Merger" shall mean the merger of First Capital with and into Coastal referred to in the Preamble of this Agreement.

        "Merger Consideration" shall mean the aggregate consideration to be received for all of the shares of First Capital Common Stock.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "1933 Act" shall mean the Securities Act of 1933.

        "1934 Act" shall mean the Securities Exchange Act of 1934.

        "OTCBB" shall mean the OTC Bulletin Board.

        "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

        "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Party" shall mean either First Capital or Coastal, and "Parties" shall mean First Capital and Coastal.

        "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

        "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

        "Previously Disclosed" shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel described in Section 11.8 of this Agreement or to the Party's Financial Advisor in response to its due diligence request describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

        "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the

SEC by Coastal under the 1933 Act in connection with the transactions contemplated by this Agreement.

        "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, NASD, and the SEC.

        "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing into the environment.

        "Representatives" shall have the meaning set forth in Section 8.8.

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC Documents" shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws or similar requirement of any Regulatory Authority.

        "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "Subsidiaries" shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

        "Surviving Corporation" shall mean Coastal as the surviving corporation resulting from the Merger.

        "Tax" or "Taxes" shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

        "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

        "Tax Return" shall mean any report, return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

        "Transaction Financial Advisor" shall mean Bankers Banc Capital Corporation.

        11.2    Expenses.

        (a)   General. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial advisors or other consultants, investment bankers, accountants, and counsel except that each Party shall pay one-half of the Transaction Financial Advisor's fee and Coastal shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

        (b)   Breach by Either Party or Fiduciary Duty Termination. In addition to the foregoing, if prior to the Effective Time, this Agreement is terminated by either Party as a result of (i) the other Party's willful breach of such Party's representations, warranties, or agreements set forth in this Agreement or (ii) the failure of the other Party's board of directors to reaffirm its approval of the Merger pursuant to Section 10.1(f), such Party shall pay to the non-breaching Party or Party requesting the reaffirmation as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of:

            (i)  the reasonable direct costs and expenses up to $250,000 incurred by or on behalf of the non-breaching Party or Party requesting the reaffirmation in connection with the transactions contemplated by this Agreement, plus

           (ii)  the sum of $500,000,

        which sum represents compensation for the loss incurred by the non-breaching Party or Party requesting the reaffirmation as the result of the transactions contemplated by this Agreement not being consummated.

        11.3    Brokers and Finders.    In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party shall indemnify and hold the other Party harmless of and from any Liability in respect of any such claim and increase or decrease the Merger Consideration, as the case may be, by an amount equal to such claim as determined by the non-breaching Party.

        11.4    Entire Agreement.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

        11.5    Amendments.    To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that after any such approval by the holders of (i) First Capital Common Stock, there shall be made no amendment decreasing the consideration to be received by First Capital shareholders without the further approval of such shareholders; and (ii) Coastal Common Stock, there shall be made no amendment increasing the consideration to be paid by Coastal without the further approval of Coastal shareholders.

        11.6    Waivers.

        (a)   Prior to or at the Effective Time, Coastal, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Capital, to waive or extend the time for the compliance or fulfillment by First Capital of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Coastal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Coastal.

        (b)   Prior to or at the Effective Time, First Capital, acting through its board of directors, shall have the right to waive any Default in the performance of any term of this Agreement by Coastal, to waive or extend the time for the compliance or fulfillment by Coastal of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Capital under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Capital.

        (c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        11.7    Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

        11.8    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Coastal:	Coastal Banking Company, Inc. 36 Sea Island Parkway Beaufort, South Carolina 29902 FAX: (843) 542-4510 Attention: Randolph C. Kohn
Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP 104 South Main Street, Suite 900 Greenville, SC 29601 FAX: (864) 250-2359 Attention: Neil E. Grayson, Esquire
First Capital:	First Capital Bank Holding Corporation 1891 South 14th Street Fernandina Beach, Florida FAX: (904) 321-1511 Attention: Michael G. Sanchez
Copy to Counsel:	Powell Goldstein LLP One Atlantic Center 1201 W. Peachtree Street, N.W. 14th Floor Atlanta, Georgia 30309 FAX: (404) 572-6999 Attn: Kathryn Knudson, Esquire

        11.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of South Carolina, without regard to any applicable conflicts of Laws.

        11.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.11    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        11.12    Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity other than for willful breach of a Party's representations, warranties, or agreements as provided for in Section 11.2(b) of this Agreement.

        11.13    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        11.14    Interpretation of Agreement.    The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated, and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

        11.15    No Third Party Benefit.    No third party, including, without limitation, employees, former employees, officers, or other service-providers, may claim any right, benefit or other entitlement under, or in connection with, this Agreement.

[signatures appear on following page]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

FIRST CAPITAL BANK HOLDING CORPORATION
By:	/s/ MICHAEL G. SANCHEZ Michael G. Sanchez President and Chief Executive Officer
COASTAL BANKING COMPANY, INC.
By:	/s/ RANDOLPH C. KOHN Randolph C. Kohn President and Chief Executive Officer